UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Capitol Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Telephone Number (including area code):

317-917-7000

Name and address of agent for service of process:

Matthew J. Miller

President and Chief Executive Officer

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Indianapolis and the State of Indiana on the 1st day of October, 2013.

Capitol Series Trust
By:	/s/ Matthew J. Miller
Matthew J. Miller
President and Chief Executive Officer

Attest:	/s/ Jay S. Fitton
Jay S. Fitton
Secretary